CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of T. Rowe Price Exchange-Traded Funds, Inc. of our report dated June 12, 2020, relating to the financial statement of T. Rowe Price Blue Chip Growth ETF (one of the funds constituting T. Rowe Price Exchange-Traded Funds, Inc.), which appears in such Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", and "Fund Service Providers" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
June 12, 2020